EXHIBIT 99.1
Sila Realty Trust, Inc. Announces Closing of Sale of 29-Property Data Center Portfolio to Mapletree Industrial Trust, Increased Per Share NAV, and Special Cash Distribution to Stockholders
TAMPA, Fla.-- Sila Realty Trust, Inc. (the “Company”) announced today that it has sold a 29-property data center portfolio (the “Portfolio”), to wholly owned subsidiaries of Mapletree Industrial Trust (“MIT”), a real estate investment trust listed on the Singapore Exchange, for an aggregate sale price of $1,320,000,000 (the “Transaction”).
Michael A. Seton, Chief Executive Officer and President of the Company, stated, “We are pleased to announce the completion of the Transaction with MIT. The sale of the data center Portfolio represents a substantial gain for the Company and firmly positions Sila Realty Trust, Inc. as a pure-play healthcare REIT. We believe that our strong healthcare portfolio, diversified by geography and tenancy, coupled with our fortress-like balance sheet composed of significant net worth, low leverage and ample liquidity for growth opportunities and further diversification of the portfolio, will enhance the overall strength and position of the Company for a liquidity event through a public market listing, subject to, among other considerations, market conditions, within the time frame communicated during our offering.”
The original aggregate acquisition cost of the Portfolio determined in accordance with GAAP, inclusive of capital improvements on the properties, was approximately $965,215,000.
Moelis & Company LLC acted as lead financial advisor to the Company, and Holland & Knight LLP serves as legal counsel to the Company.
Estimated Net Asset Value
The Company announced today that its board of directors (the “Board”) unanimously approved an updated estimated net asset value (or “NAV”) of $9.95 per share for each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, calculated as of May 31, 2021.
The aggregate real estate value of the Company’s same-store portfolio, defined as properties owned by the Company as of September 30, 2020 (the calculation date of the last estimated per share NAV) increased primarily due to the increase in the fair market value of the properties owned by the Company, including those which were part of the Transaction.

“The increase in the estimated value of our same-store real estate portfolio, resulting in an increase in the NAV of the Company, is, we believe, a testament to our diverse portfolio which continues to demonstrate resilience and durable income streams through this unusual time and global pandemic,” stated Mr. Seton.
The Board engaged Cushman & Wakefield of Pennsylvania, LLC (“C&W”), an independent third-party valuation firm, to calculate an estimated NAV and an appraised value of 124 healthcare properties in the Company’s real estate portfolio, as of May 31, 2021, while using the cost of one healthcare property acquired in April 2021. C&W used the aggregate sale price of $1,320,000,000, less closing and other costs, as allocated to each asset, for the valuation of the 29 data center properties sold in the Transaction. The Board directed its Audit Committee, composed solely of independent directors, to oversee the valuation process, review C&W’s valuation analysis and estimates and recommend an estimated per share NAV for each class of common stock. Based on the Audit Committee’s recommendation, the Board unanimously approved an estimated NAV of $9.95 per share for each of the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock.
The table below sets forth the reconciliation of the increase in the estimated per share NAV from September 30, 2020, at $8.69, to May 31, 2021, at $9.95:

Estimated Per Share NAV, September 30, 2020	$8.69
Change in Number of Shares	$(0.09)
Change in Same-Store Real Estate Portfolio	$1.22
New Real Estate, Net	$0.11
Disposed Real Estate, Net	$(0.10)
Change in Goodwill	$(0.07)
Change in Net Debt	$0.04
Change in Other Assets, Accounts Payable & Other Liabilities	$0.15
Total increase	$1.26
Estimated Per Share NAV, May 31, 2021	$9.95

The various factors considered by the Board in determining the estimated per share NAV were based on several assumptions and estimates that may not be accurate or complete. Further, the value of the Company’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to capital markets and the real estate, including but not limited to, changes in real estate values as a result of the COVID-19 pandemic.
Special Cash Distribution
The Company also announced that its Board has declared a special distribution of $1.75 per share for the Company’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock (the “Special Distribution”). The aggregate sale price of the Transaction generated net proceeds of approximately $1,260,450,000, after transaction costs, loan payoff costs and other prorations. The Company repaid approximately $854,000,000 in property and corporate level principal debt at the time of closing. The Special Distribution will be payable in cash, funded from additional net proceeds from the Transaction, on or about July 29, 2021, to stockholders of record at the close of business on July 26, 2021.
Mr. Seton stated, “By opportunistically taking advantage of a constructive data center market, we are pleased that we are able to distribute meaningful cash liquidity to our stockholders well in advance of the liquidity time frame set forth during our initial offering, while also reducing leverage to position the Company for future growth as a pure-play healthcare REIT in the publicly traded markets.”
The table below sets forth the reconciliation of the estimated per share NAV on the record date of the Special Distribution, July 26, 2021:

Estimated Per Share NAV, May 31, 2021	$ 9.95
Special Distribution	$ 1.75
Estimated Per Share NAV, July 26, 2021	$ 8.20

About Sila Realty Trust, Inc.
Sila Realty Trust, Inc. is a public, non-traded real estate investment trust headquartered in Tampa, Florida, that invests in high-quality healthcare properties leased to tenants capitalizing on critical and structural economic growth drivers.

Forward-Looking Statements
Certain statements contained herein, other than historical fact, including those regarding the Company’s positioning for a liquidity event, the fluctuation of the value of the Company’s shares over time, and the timing and the amount of the Special Distribution may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provided by the same. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “could”, “may,” “will,” “should,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, and factors that could cause actual results to differ materially from the

Company’s expectations include, but are not limited to, the impact of the ongoing COVID-19 pandemic on the Company’s tenants and results of operation, the risk that the expected benefits, including long-term cost savings, of the internalization transaction are not achieved, the risk that the expected benefits for the Company’s pure-play healthcare REIT strategy are not achieved, the availability of suitable investment opportunities, changes in interest rates, the availability and terms of financing, general economic conditions, market conditions, legislative and regulatory changes that could adversely impact the business of the Company, and other factors including those described under the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by the Company’s subsequent Quarterly Report on Form 10-Q for the period ended March 31, 2021 filed with the SEC. Accordingly, these forward-looking statements are not guarantees of the Company’s performance or other future events, and there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated per share NAV. Among the factors that may cause fluctuations in the value of the Company’s shares over time are developments related to individual assets and responses to the real estate and capital markets, including, but not limited to, changes in real estate values as a result of the COVID-19 pandemic. Specifically, due to the COVID-19 pandemic, there is risk and uncertainty in commercial real estate values. Further, the estimated per share NAV was calculated as of a moment in time, and is not a representation, warranty or guarantee that: (i) a stockholder would be able to realize an amount equal to the estimated per share NAV if such stockholder attempts to sell his or her shares; (ii) a stockholder would ultimately realize distributions per share equal to the estimated per share NAV upon the Company’s liquidation or sale; (iii) shares of the Company’s common stock would trade at the estimated per share NAV on a national securities exchange; or (iv) a different independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated per share NAV. See the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021, for a description of the methodology and assumptions used to determine the estimated per share NAV, as well as the limitations of the estimated per share NAV.

Contact
Miles Callahan, Vice President of Capital Markets and Investor Relations
833-404-4107
IR@silarealtytrust.com